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                                                                    EXHIBIT 99.2

CONTACT:
          Richard W. FitzGerald
          Senior Vice President and Chief Financial Officer
          Universal Compression, Inc.
          713-335-7000

               UNIVERSAL COMPRESSION, INC. COMMENCES TENDER OFFER
                      FOR ITS 9 7/8% SENIOR DISCOUNT NOTES


HOUSTON, TEXAS, JANUARY 2, 2001 - Universal Compression, Inc., a wholly owned subsidiary of Universal Compression Holdings, Inc., announced today that it has commenced a cash tender offer for all of its 9 7/8% Senior Discount Notes due 2008. In conjunction with the tender offer, consent of holders of the Notes is being solicited to approve certain amendments to the indenture governing the Notes.

         The tender offer and consent solicitation are subject to the terms and conditions in the Offer to Purchase and Consent Solicitation Statement dated January 2, 2001. The tender offer will expire at midnight, New York City time, on February 6, 2001, unless extended by Universal Compression, Inc. The consent solicitation will expire at midnight, New York City time, on January 19, 2001, unless extended.

         The tender offer purchase price will be equal to approximately 101% of the accreted value of the Notes on the expiration date, which is equal to $830.91 for each $1,000 principal amount of the Notes at maturity, calculated as of February 6, 2001. A consent payment of $4.10 per $1,000 principal amount of Notes will be paid to each registered holder of the Notes who delivers a consent prior to January 19, 2001 and does not revoke such consent prior to the date on which the supplemental indenture is executed. Holders will be required to tender their Notes in order to consent to the proposed amendments.

         Universal Compression, Inc. has entered into a definitive agreement to acquire Weatherford Global Compression Services, L.P., through a merger of Enterra Compression Company, the parent of Weatherford Global and its affiliated companies, with and into Universal Compression, Inc. If consummated, Universal Compression, Inc. will refinance the existing credit and operating lease facilities of Universal Compression, Inc. and Weatherford Global. Receipt of the requisite consents is not required for the Company to effect the acquisition of Weatherford Global or the related financing.

         The principal purpose of the tender offer and consent solicitation is to create clarity for the Company's capital structure following the acquisition of Weatherford Global and the consummation of any related financings and to simplify the related refinancing of the Company's balance sheet. The total consideration for the repurchase of the Notes and the consents is approximately 101.5% of the accreted value of the Notes on the currently scheduled expiration date. The repurchase price required to be offered by the Company pursuant to the indenture as a result of the acquisition of Weatherford Global is approximately 101% of the accreted value of the Notes as of the date of that repurchase.

         The consummation of the tender offer and consent solicitation are subject to a number of conditions, including the consummation of the acquisition of Weatherford Global, the consummation of the financings related to the acquisition of Weatherford Global and the tender offer on terms acceptable to the Company, and the valid tender and consent of at least a majority in aggregate outstanding principal amount of Notes, as set forth in the Offer to Purchase and Consent Solicitation Statement. There can be no assurance that any such transactions will be consummated, or if consummated, will be on favorable terms.

         Deutsche Bank Securities, Inc. is the dealer manager for the tender offer and consent solicitation and can be reached at (800) 553-2826. Requests for assistance or additional sets of the offer materials may be directed to MacKenzie Partners, Inc., the Information Agent, at (800) 322-2885 or (212) 929-5500.

         This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to the Notes. The tender offer and consent solicitation are being made solely by the Offer to Purchase and Consent Solicitation Statement. This offer is not being made to, nor will tendered Notes be accepted from or on behalf of holders in any jurisdiction where the making of the offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky laws or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on behalf of Universal Compression, Inc. by the dealer manager or one or more registered brokers or dealer licensed under the laws of such jurisdiction.

         Statements about Universal Compression, Inc.'s outlook and all other statements in this release other than historical facts are forward-looking statements with in the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside Universal Compression, Inc.'s control, which could cause actual results to differ materially from such statements. While Universal Compression, Inc. believes that the assumptions concerning future events are reasonable, it cautions that there are inherent assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are uncertainties concerning the completion of the transactions contemplated above and the availability of financing therefore. These risk factors, when applicable, are discussed in Universal's filings with the Securities and Exchange Commission, copies of which are available to the public. Universal Compression, Inc. disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events, or otherwise.

         Universal Compression, Inc. is a subsidiary of Universal Compression Holdings, Inc., which is a publicly traded company (NYSE ticker symbol: UCO). Universal Compression Holdings, Inc., together with its operating subsidiary Universal Compression, Inc., is headquartered in Houston, Texas and is a leading natural gas compression services company, providing a full range of rental, sales, operations, maintenance and fabrication services, and products to the domestic and international natural gas industry.

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